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                                                                   EXHIBIT 10.18


                               AVANEX CORPORATION

                                 March 2, 1999


Dear Mr. Alessandrini:

     I am pleased to offer you a position with Avanex Corporation (the "Company") as its Chief Executive Officer, commencing on April 5, 1999. You will receive an annual salary of $275,000, which will be paid in accordance with the Company's normal payroll procedures. In addition, you will receive a bonus of $150,000 during the first year of your employment with the Company, to be paid quarterly beginning with the quarter ending June 30, 1999. Such bonus shall be paid based upon achievement of milestones to be agreed upon by you and the Board of Directors prior to the beginning of each calendar quarter, provided that the first quarterly bonus is guaranteed. The Company will reimburse you for up to (i) $75,000 in moving expenses and (ii) $15,000 for family travel in connection with house-hunting, in each case based on receipts dated no later than six months after the date of this letter. As a Company employee, you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company.

     Further, in connection with your purchase of a home in the Bay Area, the Company will extend to you a loan, secured by the home you purchase, for up to $300,000 at the minimum federal interest rate applicable at the time of your purchase. The loan must be repaid within 60 days of the earliest of (i) the closing of the sale by you of your South Carolina home, (ii) a liquidity event of the Company (including an initial public offering of our common stock or the sale of substantially all of our stock or assets) or (iii) the termination of your employment with the Company. In addition, the Company agrees to pay reasonable expenses, based on receipts which you provide to the Company, of up to $4000 per month toward the rent on your house in California or, if you purchase a house in California, the debt service on the mortgage, until the earlier to occur of (a) the sixth monthly installment made under such arrangement (with aggregate payments not to exceed $24,000), or (b) the sale of your house in Columbia South Carolina.

     Also in connection with your employment, the Company will grant you an option for shares of Common Stock equal to 10 percent of the Company's outstanding shares of Common Stock (including shares issuable to you) on an as-converted and fully diluted basis following the closing of the Company's Series C financing in March 1999 (not to exceed 3,488,037 shares, with adjustments for stock plan activity through the Series C closing date). Your option shall be issued at an exercise price per share equal to the fair market value of the Common Stock as determined by the Board at its first meeting following the start of your employment with the Company, and pursuant the terms and conditions contained in the stock option agreement in substantially the form enclosed for your reference.

     You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any



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Mr. Walter Alessandrini
03/02/99
Page 2

time, with or without cause. However, if the Company elects to terminate its employment relationship with you without cause (and if such termination is against your wishes) after you have reported to the Company and worked for at least 90 days, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefor the Company will provide you a settlement of (i) acceleration of vesting of the exercisability of the option to be granted to you equal to the greater of (A) six months of additional vesting or (B) vesting through the first year cliff of your vesting schedule, and (ii) six months' salary and bonus. With respect to the shares that are to vest to you or cash that is to be paid to you pursuant to this paragraph, one-sixth of such shares or cash shall vest or be paid to you, as the case may be, monthly, in each case subject to your good behavior and compliance with the terms of the settlement agreement.

     You have provided the Company with a copy of your Confidentiality and Non-Competition Agreement with Pirelli Cable Corporation dated October 18, 1996 (the "Non-Competition Agreement"), which includes a covenant not to compete and certain prohibitions against using confidential information. You have also discussed with the Company to its satisfaction the factual basis for our mutual conclusion that none of the provisions of the Non-Competition Agreement are violated by your becoming an employee of Avanex Corporation. You represent to the Company that (i) you have provided to the Company complete and accurate copies of all employment agreements you have in connection with your employment by Pirelli, (ii) all of information that you have related to us concerning your employment with Pirelli is true and correct, and you have not failed to disclose anything that in light of all of the circumstances would be material to our evaluation that you are not in violation of the Non-Competition Agreement, (iii) that you have, or by the time your employment with Pirelli terminates, will have, returned all written materials of Pirelli that may contain confidential or other proprietary information of Pirelli and (iv) that you will not bring, use, provide or show any confidential or other proprietary information of Pirelli to the Company. In reliance on the truth and accuracy of your representations, the Company agrees to indemnify you against any direct damages (but not indirect or consequential damages to you) resulting from any claim, action, suit or liability, including your own attorney's fees, arising out of the Pirelli employment contract in connection with your employment by the Company, except that our duty to indemnify you shall not apply for any claim, action, suit or liability arising out of any fraudulent misrepresentation by you.

     Moreover, provided that all of the representations you make in the preceding paragraph are true and accurate, if you cannot serve as our Chief Executive Officer for any period of time due to a legal restraint or litigation in connection with the Non-Competition Agreement, the Company agrees to pay you up to $100,000 in salary in monthly installments for up to six months during such period if you are not otherwise employed. You agree that any payments that we make to you pursuant to this paragraph shall count against the bonus we have agreed to pay you for the first year of your employment with the Company.

     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such

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Mr. Walter Alessandrini
03/02/99
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documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     I have enclosed our standard Proprietary Information Agreement. If you accept this offer, please return to me a signed copy of that agreement.

     In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

     We look forward to working with you at Avanex Corporation.

                                        Sincerely,

                                        AVANEX CORPORATION

                                        /s/  SETH NEIMAN
                                        -----------------------------------
                                        Seth Neiman
                                        Director
AGREED TO AND ACCEPTED this
2nd day of March, 1999.

/s/  WALTER ALESSANDRINI
-----------------------------------
Walter Alessandrini

Enclosures:    Duplicate Original Letter
               Form of Stock Option Agreement
               Proprietary Information Agreement